Exhibit 10(a)

                            COACHMEN INDUSTRIES, INC.

                 EXECUTIVE BENEFIT AND ESTATE ACCUMULATION PLAN

            (Amended and Restated Effective as of September 30, 2000)


         Coachmen Industries, Inc., an Indiana corporation ("Company"), hereby amends and restates the Executive Benefit and Estate Accumulation Plan ("Plan") by action of its Board of Directors, as adopted and ratified on the 20th day of October, 2000 with effect as of the 30th day of September, 2000, for the purpose of appropriately compensating, motivating and retaining certain executives of the Company and its subsidiaries to the end that their contributions to the growth and success of the Company's business will continue.

                                       I.

                       DEFINITIONS AND CERTAIN PROVISIONS

         1.1 "Agreement" means that written agreement (substantially in the form attached to this Plan) entered into between the Company and the Employee to carry out the Plan with respect to such Employee.

         1.2 "Employee" means any employee of the Company (or subsidiary or affiliated company) who has been selected to participate in the Plan and enters into an Agreement.

         1.3 "Service" means continuous full-time or substantially full-time service with the Company as an employee.

         1.4 A "Year of Service" means a complete year of continuous service with the Company. A "Year" is a period of twelve (12) consecutive calendar months.

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         1.5 "Eligible Benefit Date" means the date upon which the Employee would become eligible for Normal Benefits (as provided in Section 3.1) if his service with the Company were terminated. To be eligible for Normal Benefits with respect to any Benefit Unit, the Employee must have participated in the Plan for eight (8) years or completed his deferrals of the Total Employee's Deferral Amount with respect to such Benefit Unit and have (a) attained age sixty (60) and been employed by the Company for fifteen (15) years; (b) attained age fifty-five (55) and been employed by the Company for twenty (20) years; or
(c) attained age sixty-five (65). An Employee shall also be eligible for Normal Benefits with respect to any Benefit Unit if at any time following a Change in Control of the Company, the Employee is terminated by the Company without Cause or the Employee terminates employment for Good Reason. The Eligible Benefit Date shall be determined separately for each Benefit Unit.

         1.6 "Retirement Date" means the date of termination of service of the Employee subsequent to, or coincident with, his Eligible Benefit Date.

         1.7 "Termination of Service" means the Employee's ceasing his service with the Company for any reason whatsoever, whether voluntary or involuntary, except death.

         1.8 "Committee" means the Administrative Committee appointed to manage and administer the Plan pursuant to Section 4.1.

         1.9 "Beneficiary" means the person or persons designated by an Employee pursuant to Section 3.6.

         1.10 References to an Employee's or Beneficiary's age are to his or her chronological age.

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         1.11 "T Bill Rate" means the average bond equivalent interest rate for ninety (90) days U.S. Treasury Bills for the week including the first day of each month as provided by the Company averaged over the applicable period.

         1.12 "Disability" means any termination of service before an Employee attains age sixty (60) which the Committee, in its complete and sole discretion, determines is by reason of an Employee's total and permanent disability. If an Employee makes application for disability benefits under the Social Security Act, as now in effect or as hereafter amended, and qualifies for such benefits, he shall be presumed to qualify as totally and permanently disabled under this Plan. The Committee may require the Employee to submit to an examination by a competent physician or medical clinic selected by the Committee. On the basis of such medical evidence, the determination of the Committee as to whether or not a condition of total and permanent disability exists shall be conclusive. To constitute disability, the same must be continuous for at least six (6) months and must commence after the Employee has become a participant in the Plan and must commence before the Employee attains age sixty (60).

         1.13 "Benefit Unit" means each separate unit of participation by an Employee under the Plan. A separate Benefit Unit shall exist with respect to the Total Employee's Deferral Amount associated with each separate annual election or special "rollover" election. A separate Exhibit A to the Agreement shall be completed for each separate Benefit Unit.

         1.14 "Total Employee's Deferral Amount" means the total aggregate deferral amount which the Employee has agreed to invest with respect to a particular Benefit Unit under the Plan.

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         1.15 "Deferred Benefit Account" means the separate account maintained for each Employee for each Benefit Unit as defined in Section 2.1 of the Agreement.

         1.16 "Change in Control" of the Company shall mean the occurrence of any of the following:

                  (i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates, any qualified or non-qualified plan maintained by the Company or its affiliates, and any Passive Investor) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

                  (ii) during a period of 24 months, a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors;

                  (iii) shareholder approval of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) shareholder approval of either (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company, or a transaction having similar effect.


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         For these purposes, "Passive Investor" shall mean any person who becomes a beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities solely because (a) of a change in the aggregate number of voting shares outstanding since the last date on which the person acquired beneficial ownership of any voting shares, or (b) (I) the person acquired beneficial ownership of the shares based on calculations correctly performed and using the Company's most current reports publicly on file with the Securities and Exchange Commission which indicated that acquisition of the shares would not cause the persons to become the beneficial owner of 20% or more of the voting shares then outstanding, and (II) the person had no notice or reason to believe that acquisition of the shares would result in the person becoming the beneficial owner of 20% or more of the voting shares then outstanding, and (III) the person sells a number of shares that reduced the person's beneficial ownership of the voting shares to less than 20% of the voting shares outstanding within ten (10) business days after receiving notice from the Company that the 20% threshold had been exceeded.

         1.17 "Cause" shall mean the Employee's:

                  (i) fraud, misappropriation, embezzlement or other willful and knowing act of material misconduct against the Company or any of its affiliates;

                  (ii) substantial and willful failure to render services in accordance with the terms of Employee's employment, provided that
               (a) a demand for performance of services has been delivered to the Employee by the Board of Directors of the Company at least 30 days prior to termination identifying the manner in which such Board of Directors believes that the Employee has failed to perform and (b) the Employee has thereafter failed to remedy such failure to perform within thirty (30) days after delivery of such demand for performance;

                  (iii) willful and knowing violation of any rules or
               regulations of any governmental or regulatory body material to the business of the Company; or

                  (iv) conviction of or plea of nolo contendere to a felony.

         1.18 "Good Reason" shall mean any of the following which occurs subsequent to a Change in Control of the Company without Employee's prior consent:

          (i) any adverse change or reduction in Employee's authorities, duties or responsibilities (including reporting responsibilities); the assignment to Employee of any duties or work responsibilities; or any removal of Employee from, or failure to reappoint or reelect him to any office;

          (ii) a reduction in or failure to pay any portion of Employee's annual base salary or annual bonus (except for failure to meet reasonable conditions for receipt of the bonus) as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

          (iii) the failure by Company to provide Employee with compensation and benefits (including, without limitation, incentive, bonus and other compensation plans and any vacation, medical, hospitalization, life insurance, dental or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Company to Employee immediately prior to the occurrence of the Change in Control, other than an isolated, immaterial, and inadvertent failure not taken in bad faith and which are remedied by the

               Company promptly after receipt of a reasonable written notice thereof given by Employee;

          (iv) Employee being required to relocate to a principal place of employment more than fifty (50) miles from his place of employment immediately prior to the occurrence of a Change of Control.


         1.19 "Special Company Credits" means the total amount added to Deferred Benefit Account.

                                       II.

                         EMPLOYEE COMPENSATION REDUCTION

         2.1 Employee Compensation. In order to participate in any Benefit Unit under the Plan, an Employee shall execute the Agreement and irrevocably elect to reduce the amount of his compensation to be earned following the effective date of the Plan in the amounts and with respect to the years specified in paragraph 4 and Schedule A of the Agreement. A separate Exhibit A to the Agreement shall be completed for each separate Benefit Unit. The original effective date of the Plan was June 1, 1984, and the first year of the Plan ended on December 31, 1984. Thereafter, the Plan year will be a calendar year basis. Any eligible Employee electing to participate in a Benefit Unit under the Plan during the first Plan year made an election prior to the effective date of the Plan. Thereafter, any eligible Employee electing to participate in a Benefit Unit under the Plan during a subsequent Plan year shall make an election prior to the beginning of such Plan year.

         2.2 Special Rollover. In its sole discretion, the Committee may permit an Employee to make a special "rollover" election to transfer amounts which were previously deferred under the Company's Management Incentive Plan to this Plan.

         In such event the Committee shall establish and maintain a separate Rollover Deferred Benefit Account for each Employee who makes a rollover transfer to this Plan. Such Rollover Deferred Benefit Account shall be deemed to bear interest at the same rate and subject to the same conditions as other Deferred Benefit Accounts pursuant to paragraph 6 of the Agreement. Each Employee who makes a rollover transfer to a Rollover Deferred Benefit Account shall be treated for purposes of determining benefits under the Plan as having a Benefit Unit with respect to which (a) the amount of the rollover transfer shall be treated as the "Total Employee's Deferral Amount" and (b) the total Employee's Deferral Amount shall be treated as completed.

         2.3 Special Company Credit: The Administration Committee (as hereinafter defined) may authorize the Company to credit an Employee's Deferred Benefit Account with a Special Company Credit in such amount(s), at such time(s), on such terms and subject to such conditions as the Committee, in its discretion, shall determine.

        The Company shall be under no obligation to credit or continue to credit any such amount(s), and may modify the terms and conditions applicable to any amount(s) not theretofore credited, to an Employee's Deferred Benefit Account. To qualify for Company Special Credits, a participant shall be an employee who is terminating his employment or would be unable to qualify for the eligibility provisions for Normal Benefits due to extraordinary circumstances, such as early retirement at Company's request.

                                      III.

                                    BENEFITS

         3.1 Normal Benefit. Subject to the Employee's continuation in Service until his Eligible Benefit Date, the Company shall pay to the Employee monthly as compensation for services rendered prior to such date the amount per annum specified in paragraph 7 of the Agreement for twenty (20) consecutive years. The first such payment shall be made on the last day of the first full calendar month following the month during which the Employee reaches his Retirement Date.

         3.2 Continuation of Normal Benefit. If an Employee has reached his Eligible Benefit Date and dies prior to receiving payment of all of his Normal Benefit, his Beneficiary shall be entitled to receive the remaining Normal Benefit payments, if any, that would have been paid to the Employee if the Employee had survived until he had received two hundred forty (240) monthly payments of Normal Benefits.

         3.3 Alternate Benefit. In lieu of the Normal Benefit, if the Employee continues in Service until his Eligible Benefit Date, the Employee may elect in writing, at any time before the end of the Plan year preceding his Retirement Date, to receive a lump sum payment of the balance of his Retirement Deferred Benefit Accounts for all of his Benefit Units calculated as provided in paragraphs 2.1 and 7 of the Agreement. Payment of the Alternate Benefit shall be made within thirty (30) days following the Employee's Retirement Date. No Survivor Benefits or other benefits shall be payable under the Plan after the Employee receives payment of the Alternate Benefit.

         3.4 Termination Benefits. Except as provided in Section 3.5, upon any Termination of Service of the Employee before his Eligible Benefit Date, the Company shall pay to the Employee as compensation for services rendered prior to his Termination of Service the following, subject to paragraph 8 of the
Agreement:

         (a) A lump sum equal to the amounts by which his compensation has been reduced pursuant to paragraph 4 of the Agreement, plus any amounts contributed by the Company toward funding of the Company's obligation to the Employee for payment of the termination benefit, plus interest on the aforesaid amounts at the T Bill Rate (or at the Retirement Interest Yield, as defined in paragraph 2.3(a) of the Agreement, with respect to any Benefit Unit which the Employee has participated in for at least eight (8) years and has completed his deferrals of the Total Employee's Deferral Amount) credited in the manner provided in paragraph 8 of the Agreement (the "Termination Benefit"). For the purpose of the Plan, the date of making reductions in the compensation paid to the Employee shall be specified by the Committee, and all reductions in compensation paid to the Employee during the Plan year shall be considered to have been made not later than the last day of the applicable Plan year.

         Payment of the Termination Benefit shall be made within thirty (30) days following Termination of Service.

         (b) The Committee, in its sole discretion, may elect to make payment of the amount set forth in subparagraph (a) above in five (5) consecutive annual installments, the first of which shall be paid within thirty (30) days following Termination of Service. Interest shall continue to be credited on the unpaid amounts as provided in paragraph 8 of the Agreement.

         3.5 Survivor Benefits. If the Employee dies while in the Service of the Company and prior to his Eligible Benefit Date, the Company shall pay to the Employee's Beneficiary in annual installments for a period of twenty (20) years the survivor benefit described in paragraph 9(a) of the Agreement. The first of such payments shall be paid on the last day of the first full calendar month following the month of the Employee's death.

         If the Employee was eligible to receive the Normal Benefit at his death, his Beneficiary shall be entitled to receive the remaining Normal Benefit payments, and thereafter his surviving spouse (if any) shall receive two-thirds of his annual Normal Benefit for the remainder of her lifetime; provided, however, that in the event the surviving spouse is more than three (3) years younger than the Employee at the time of his death, the benefit payable to the surviving spouse shall be reduced on an actuarial basis.

         No Survivor Benefits or other benefits shall be payable under the Plan after an Employee receives payment of the Alternate Benefit as provided in
Section 3.3. There shall be a 50% or 100% reduction in Survivor Benefits with respect to a Benefit Unit in the event of a 50% or 100% withdrawal, respectively, from such Benefit Unit pursuant to Section 3.8.

         3.6 Recipients of Payments; Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Employee during his lifetime provided that if the Employee dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the beneficiary or beneficiaries designated in accordance with this Section. The Employee may from time to time change the designated beneficiary or beneficiaries by filing a new designation in writing with the Committee. In the event the Employee shall designate more than one (1) beneficiary, the Employee shall also designate the percentage of benefit to be paid to each. If no designation shall be in effect at the time when any benefits payable under this Plan become due, the beneficiary shall be determined pursuant to paragraph 12(c) of the Agreement.

         3.7 Disability Benefits. If the Employee becomes disabled as hereinbefore defined while in the Service of the Company prior to the time when the Employee would be entitled to the Normal Benefit and prior to attainment of age sixty (60), the Company shall pay to the Employee during the period such disability continues, in monthly installments, the annual disability benefit described in paragraph 10 of the Agreement until the Employee has attained age sixty (60), at which time the Employee shall be entitled to receive Normal Benefits or Alternate Benefits as defined in Sections 3.1 and 3.3 hereof even though the Employee may not meet the length of service or the length of participation provisions hereof. The disability benefit shall be paid in accordance with paragraph 10 of the Agreement and shall be prorated for any period of less than one (1) year, and the first monthly payment of disability benefits shall be on the last day of the sixth full calendar month following the onset of such disability.

         3.8 Withdrawals.

         (a) A Participant who is in active Service may elect at any time to receive an immediate lump sum payment of either 50% or 100% of the balance of his Deferred Benefit Accounts for all of his Benefit Units, reduced by a penalty, which shall be forfeited to the Company, equal to ten percent (10%) of the portion (50% or 100%) of the balance of such Deferred Benefit Accounts to be withdrawn, in lieu of payments in accordance with the form previously elected by the Participant.

         (b) A Participant who is no longer in active Service or a Beneficiary of a deceased Participant may elect at any time to receive an immediate lump sum payment of 100% of the balance of his interest in Deferred Benefit Accounts for all Benefit Units, reduced by a penalty, which shall be forfeited to the Company, equal to ten percent (10%) of his interest in the balance of such Deferred Benefit Accounts, in lieu of payments in accordance with the form previously elected by the Participant.

         (c) Upon a finding that a Participant or Beneficiary has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, permit withdrawals under paragraphs (a) or (b) above without imposing any penalty. Applications for hardship withdrawals and determinations thereon by the Administrative Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Financial Hardship.

         A "Financial Hardship" shall mean an immediate and heavy financial need of the Participant or Beneficiary, determined by the Administrative Committee on the basis of written information supplied by the Participant or Beneficiary, in accordance with such standards as are, from time to time, established by the Administrative Committee.

         (d) All withdrawals shall result in a termination of the Benefit Unit, if 100% of the Deferred Benefit Account is withdrawn, or reduction of the Benefit Unit, if 50% of the Deferred Benefit Account is withdrawn, which shall be treated in the manner described in paragraph 13(a) or (b) of the Agreement, respectively.

         3.9 Withholding and Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder.

                                       IV.

                         CONDITIONS RELATED TO BENEFITS

         4.1 Administration of Agreement. The Board of Directors shall appoint an Administrative Committee consisting of one or more persons to administer the Plan and to interpret and apply its provisions in accordance with its terms. The Committee shall select the Employees who are eligible to participate in the Plan. A member of the Committee shall not vote or act upon any matter which relates solely to such member as an

Employee. In the absence of the appointment of an Administrative Committee, references herein to the Committee shall mean the Board of Directors of the Company.

         4.2 Rights on Termination of Service. Except as expressly provided in this Plan, the Company shall not be required or liable to make any payment under this Plan subsequent to the Termination of Service of the Employee.

         4.3 No Right to Company Assets. Neither the Employee nor any other person shall acquire by reason of the Plan or Agreement any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder, nor in or to any policy or policies of insurance on the life of the Employee owned by the Company. No trust shall be created in connection with or by the execution or adoption of this Plan or the Agreement, and any benefits which become payable hereunder shall be paid from the general assets of the Company. The Employee shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company.

         4.4 No Employment Rights. Nothing herein shall constitute a contract of continuing service or in any manner obligate the Company to continue the services of the Employee or obligate the Employee to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation payable to the Employee.

         4.5 Company's Right to Terminate. The Company reserves the sole right to terminate the Plan and/or the Agreement pertaining to the Employee at any time prior to the commencement of payment of his benefits or the occurrence of an event which entitles him to payment of his benefits, provided, however, that the Company may only terminate the Agreement pertaining to the Employee if it terminates the Agreements of all similarly situated Employees. In the event of any such termination, the Employee shall be entitled to the amount specified in Section
3.4 of this Plan at the time of termination of the Plan and/or his Agreement. If such termination occurs after a Change in Control (a) the amount specified in
Section 3.4 shall be calculated using the Retirement Interest Yield, and (b) each Employee participant shall also receive a lump sum payment equal to fifteen percent (15%) of the Employee's base salary and target annual bonus for the year of termination times the multiple of base salary and target annual bonus used in determining the Employee's severance benefits under the Employee's Change in Control Agreement. If the Employee is not party to a Change in Control Agreement, the multiple shall be one and one-half. For these purposes, "target annual bonus" shall mean the bonus Employee could have earned under the Company's bonus program for senior management for the fiscal year of the Company in which his date of termination occurs if the goals established in connection with such bonus program had been achieved at the "expected" level. If the Company fails to make a payment required under the Plan after a Change in Control, the Plan shall be deemed terminated and each Employee shall receive the payments described above.

         4.6 Protective Provisions. The Employee will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other actions as may be requested by the Company. If the Employee refuses to cooperate, the Company shall have no further obligation to the Employee under the Plan or his Agreement. In the event of the Employee's suicide during the first two (2) years of his deferral period for any Benefit Unit or if the Employee makes any material misstatement of information or non-disclosure of medical history, then benefits may be payable to the Employee under the Plan in a reduced amount, in the Company's sole discretion, provided that the benefits shall at least be equal to the aggregate amounts deferred under the Plan by the Employee.

         4.7 Offset. If at the time payments or installments of payments are to be made hereunder the Employee or the beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Employee or the beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation; provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

         4.8 Arbitration. Any controversy or claim arising out of or relating to this Plan or the Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall occur in Elkhart, Indiana. The fees and expenses of any arbitration shall be awarded by the arbitrator(s).

                                       V.

                                  MISCELLANEOUS

         5.1 Nonassignability. Neither the Employee nor any other person shall have any right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee or any other person, or be transferable by operation of law in the event of the Employee's or any other person's bankruptcy or insolvency.

         5.2 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

         5.3 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the President of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

          5.4 Amendments. This Plan and any Agreements pursuant to this Plan shall be subject to amendment from time to time as the Board of Directors, in its sole discretion and upon advice of counsel, shall deem necessary or desirable to accomplish the intended purposes of the Plan and to avoid unintended burdens upon the Company which may arise from changes in law or regulations becoming effective after the date of approval of this Plan, or arising from adverse business conditions or for any other reason. Such amendments shall become effective only on and after the date of adoption of such amendments and shall operate prospectively only and may not be more adverse to an Employee than if the Plan or his Agreement were terminated pursuant to Section 4.5 of the Plan. In no event may the Company amend the

               Plan and/or the Agreement of any Employee to adversely affect any vested rights of an Employee without the consent of the Employee.

         5.5 Invalid Provisions. If any provision or provisions of this Plan or of any Agreement shall be determined to be invalid, such invalid provision or provisions shall not affect any other provisions of this Plan or of the Agreements, and all other provisions shall remain in full force and effect.

                                       VI.

                         FUNDING UPON CHANGE IN CONTROL

         The Company, immediately before or coincident with a Change in Control of the Company, shall fully fund its obligations under this Plan by de4livering assets to the Trustee of the Coachmen Industries, Inc. Executive Benefit and Estate Accumulation Trust created pursuant to an agreement dated April 14, 2000 between the Company and the Northern Trust Company equal in value to the sum of
(a) the Company's accrued liability to participants in the Plan as of December 31, 1999, and (b) the amount of compensation deferred by the participants from December 31, 1999 to the date of funding plus the amount of the Company's contribution required with respect to the amount deferred and interest on the amounts deferred and contributed at the Retirement Interest Yield, less (c) any amounts paid out to participants from December 31, 1999 to the date of funding. An independent third party selected by the Company's independent auditors shall determine the amount of funding required upon the Change in Control. The Company shall also fund its obligations with respect to Employee contributions made after a Change in Control by transferring Company assets to the Trustee on or before the last day of each Plan year equal in value to the amount of compensation deferred by the participants during the Plan year plus the amount of the Company's contribution required with respect to the amount deferred and interest on the amounts deferred and contributed at the Retirement Interest Yield, less any amounts paid out to participants during the Plan year. The Company may transfer life insurance policies which it owns, cash, irrevocable letters of credit, performance bonds or other assets, rights or agreements to satisfy this funding requirement.

         IN WITNESS WHEREOF, the Company has adopted this amended and restated Executive Benefit and Estate Accumulation Plan, on October 20, 2000, effective as of the 30th day of September, 2000.

         Further, on October 20, 2000, the undersigned certifies that the Board of Directors appointed the Compensation Committee of the Board of Directors as the Administrative Committee under the Plan, and delegated to the Compensation Committee authority to amend the plan within its discretion and pursuant to
Section 5.4 Amendments of the plan. COACHMEN INDUSTRIES, INC.



                                            By__________________________________
                                            Richard M. Lavers
                                            Its Secretary